EXHIBIT 99.1

The PMI Group, Inc.

NEWS RELEASE

Investors: Bill Horning (925) 658-6193

Media: Beth Haiken (925) 658-6192

The PMI Group, Inc. Announces Senior Notes Offering

WALNUT CREEK, CA, September 13, 2006 – The PMI Group, Inc. (NYSE: PMI) announced today its intention to offer approximately $400 million aggregate principal amount of senior notes through a public offering, consisting of approximately $250 million of senior notes due 2016 and $150 million of senior notes due 2036. The interest rate and other terms of the senior notes will be determined at pricing. PMI expects that the senior notes will be redeemable at any time, subject to a make-whole premium.

Banc of America Securities LLC will act as sole book-running manager of the offering and Lehman Brothers Inc., Goldman, Sachs & Co., Citigroup Global Markets Inc., SunTrust Capital Markets, Inc. and Wachovia Capital Markets, LLC will act as co-managers.

A registration statement relating to these offerings has been filed with the Securities and Exchange Commission and has become effective. This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any of the senior notes or any other security. Any such offers, or solicitations to buy, will be made solely by means of a prospectus and related prospectus supplements filed with the Securities and Exchange Commission. A copy of the prospectus and the related prospectus supplements may be obtained, when available, from Banc of America Securities LLC, toll-free 1-800-294-1322, or at 9 West 57th Street, New York, NY 10019.

About The PMI Group, Inc.

Through its wholly and partially owned subsidiaries, The PMI Group, Inc. (NYSE:PMI), headquartered in Walnut Creek, CA, offers residential mortgage insurance and credit enhancement products, financial guaranty insurance, and financial guaranty reinsurance. PMI has operations in Asia, Australia, New Zealand, Europe, and the United States.

Cautionary Statement

Statements in this news release that are not historical facts or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including those related to the capital markets and PMI’s ability to successfully complete the offerings of securities contemplated in this press release that could cause PMI’s actual results to differ materially from those expressed or implied in this release. Risks and uncertainties related to PMI’s business are discussed in PMI’s SEC filings, including its Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended June 30, 2006. We undertake no obligation to update forward-looking statements.